Exhibit 99.1

Press Release

NEWS RELEASE

For Immediate Release	Contact: Michael Sund
August 16, 2005	(858) 503-3233

MAXWELL TECHNOLOGIES APPOINTS TIM HART

V.P., CHIEF FINANCIAL OFFICER, TREASURER & SECRETARY

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) has appointed Tim Hart vice president, chief financial officer, treasurer and secretary, replacing David Russian, who is leaving the company.

From May 2003 until March 2005, Hart, 48, was chief financial officer of Seracare Life Sciences Inc., a Nasdaq-listed manufacturer and provider of biological products and services for diagnostic, therapeutic, drug discovery, and research organizations worldwide. From 1991 until 2003, he was with Alliance Pharmaceutical Corp., a Nasdaq-listed biotechnology company, where he held the title of vice president, chief financial officer and treasurer. Before that he was a group controller with Cubic Corp., serving as the chief financial officer for six of the company’s international subsidiaries. Earlier, he became a Certified Public Accountant while working for Ernst & Whinney, a predecessor firm of Ernst & Young LLP.

“Tim is a well-rounded operational and financial professional who has played a key role in building and growing companies,” said Dr. Richard Balanson, Maxwell’s president and chief executive officer. “His energy, leadership skills and extensive experience in corporate finance, internal controls and multi-national operations will be great assets as we continue to expand the company’s core businesses globally.”

“We also want to acknowledge David Russian’s contributions and wish him well in his future endeavors,” Balanson said.

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules and POWERCACHE® backup power systems provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

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